EXHIBIT 99.2

CVS/Caremark Corporation Announces Board of Directors

WOONSOCKET, R.I. --CVS/Caremark Corporation (NYSE: CVS) today announced the members of the Company's Board of Directors. As previously disclosed, members of the 14-member Board of Directors were evenly split among designees from CVS Corporation and Caremark Rx, Inc. Former Caremark Chairman and CEO Mac Crawford has been elected as Chairman of the Board of Directors of the combined company. Tom Ryan will continue to serve as President and Chief Executive Officer, a position he has held at CVS/pharmacy since 1994.

The following individuals named to the Board from CVS are:

•	Thomas M. Ryan - President and CEO, CVS/Caremark Corporation
•	David W. Dorman - Senior Advisor and Partner, Warburg Pincus LLC
•	Marian L. Heard - President and CEO, Oxen Hill Partners
•	William H. Joyce - Chairman and CEO, Nalco Company
•	Terrence Murray -former Chairman and CEO, FleetBoston Financial Corporation
•	Sheli Z. Rosenberg - former Vice Chairman, President and CEO, Equity Group Investments, LLC.
•	Richard J. Swift - former Chairman, President, and CEO, Foster Wheeler Ltd.

The following individuals named to the Board from Caremark are:

•	E. Mac Crawford - Chairman, CVS/Caremark Corporation
•	Edwin M. Banks - Founder, Washington Corner Capital Management, LLC
•	C. David Brown II - Chairman, Broad and Cassel
•	Kristen E. Gibney Williams - former executive of Caremark's Prescription Benefits Management Division
•	Roger L. Headrick - Managing General Partner, HMCH Ventures; President and CEO, ProtaTek International, Inc.
•	Jean-Pierre Millon - former President and CEO, PCS Health Systems Inc.
•	C.A. Lance Piccolo - CEO of HealthPic Consultants, Inc.

"We are delighted to announce the Board members that will guide CVS/Caremark as it looks to become a powerful force for change in the pharmaceutical services industry," Mr. Crawford said. "Our goal is to provide consumers with unparalleled access and more choice, employers and health plans with lower costs and innovative new programs, and shareholders with a highly efficient and more valuable company. The expertise and experience of this collective group, we believe, leaves us best positioned to realize those goals."

"The composition of this Board is just another example of the combined strength this new company brings to the table," Mr. Ryan said.

About CVS/Caremark

CVS/Caremark is the nation's premier integrated pharmacy services provider, combining one of the nation's leading pharmaceutical services companies with the country's largest pharmacy chain. The company fills or manages more than one billion prescriptions per year, more than any other pharmacy services provider. CVS/Caremark drives value for pharmacy services customers by effectively managing pharmaceutical costs and improving healthcare outcomes through its 6,200 CVS/pharmacy stores; its pharmacy benefit management, mail order and specialty pharmacy division, Caremark Pharmacy Services; its retail-based health clinic subsidiary, MinuteClinic; and its online pharmacy, CVS.com. General information about CVS/Caremark is available through the Investor Relations portion of the Company's website, at http://investor.cvs.com, as well as through the pressroom portion of the Company's website, at www.cvs.com/pressroom.

Contact:
CVS/Caremark Corporation
Investors:
Nancy Christal, 914-722-4704
VP, Investor Relations
or
Media:
Eileen Howard Dunn, 401-770-4561
VP, Corporate Communications